Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 256 to the Registration Statement of Deutsche DWS Investment Trust (Form N-1A, No. 002-13628) of our reports dated January 25, 2021 on the financial statements and financial highlights of DWS CROCI® Equity Dividend Fund and DWS ESG Core Equity Fund (two of the Funds constituting Deutsche DWS Investment Trust) included in each Fund’s Annual Report for the fiscal year ended November 30, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 23, 2021